SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934



                                  Tenneco Inc.
                         ------------------------------
                                (Name of Issuer)

                          COMMON STOCK ($.01 PAR VALUE)
                    -----------------------------------------
                         (Title of Class of Securities)

                                    880349105
                                 --------------
                                 (CUSIP Number)

                                 August 9, 2007
                      ------------------------------------
                      (Date of Event Which Requires Filing
                               of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)

      |X|   Rule 13d-1(c)

      |_|   Rule 13d-1(d)

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

                         (Continued on following pages)

                              (Page 1 of 21 Pages)

-------------------                                          ------------------
CUSIP NO. 880349105                   13G                    Page 2 of 21 Pages
-------------------                                          ------------------

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       Arience Capital Master Fund, Ltd. ("Master Fund")
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) |X|

                                                                         (b) |_|
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION
       Cayman Islands

--------------------------------------------------------------------------------
       NUMBER OF       5       SOLE VOTING POWER
       SHARES
                               0
                       ---------------------------------------------------------
       BENEFICIALLY    6       SHARED VOTING POWER

                               1,957,459
                       ---------------------------------------------------------
       OWNED BY        7       SOLE DISPOSITIVE POWER

       EACH
                               0
       REPORTING
                       ---------------------------------------------------------
       PERSON          8       SHARED DISPOSITIVE POWER

       WITH                    1,957,459
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,957,459
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       |_|

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       4.2%*
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

-------------------                                          ------------------
CUSIP NO. 880349105                   13G                    Page 3 of 21 Pages
-------------------                                          ------------------

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       Arience Capital Concentrated Master Fund, Ltd. ("Concentrated Fund")
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) |X|

                                                                         (b) |_|
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION
       Cayman Islands

--------------------------------------------------------------------------------
       NUMBER OF       5       SOLE VOTING POWER
       SHARES
                               0
                       ---------------------------------------------------------
       BENEFICIALLY    6       SHARED VOTING POWER

                               297,581
                       ---------------------------------------------------------
       OWNED BY        7       SOLE DISPOSITIVE POWER

       EACH
                               0
       REPORTING
                       ---------------------------------------------------------
       PERSON          8       SHARED DISPOSITIVE POWER

       WITH                    297,581
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       297,581
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       |_|

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0.6%*
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

-------------------                                          ------------------
CUSIP NO. 880349105                   13G                    Page 4 of 21 Pages
-------------------                                          ------------------

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       Arience Capital Long Fund, L.P. ("Long Fund")
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) |X|

                                                                         (b) |_|
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware

--------------------------------------------------------------------------------
       NUMBER OF       5       SOLE VOTING POWER
       SHARES
                               0
                       ---------------------------------------------------------
       BENEFICIALLY    6       SHARED VOTING POWER

                               12,348
                       ---------------------------------------------------------
       OWNED BY        7       SOLE DISPOSITIVE POWER

       EACH
                               0
       REPORTING
                       ---------------------------------------------------------
       PERSON          8       SHARED DISPOSITIVE POWER

       WITH                    12,348
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       12,348
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       |_|

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0.0%*
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON

       PN
--------------------------------------------------------------------------------

-------------------                                          ------------------
CUSIP NO. 880349105                   13G                    Page 5 of 21 Pages
-------------------                                          ------------------

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       Arience Capital Partners II, L.P. ("ACPII")
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) |X|

                                                                         (b) |_|
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware

--------------------------------------------------------------------------------
       NUMBER OF       5       SOLE VOTING POWER
       SHARES
                               0
                       ---------------------------------------------------------
       BENEFICIALLY    6       SHARED VOTING POWER

                               18,633
                       ---------------------------------------------------------
       OWNED BY        7       SOLE DISPOSITIVE POWER

       EACH
                               0
       REPORTING
                       ---------------------------------------------------------
       PERSON          8       SHARED DISPOSITIVE POWER

       WITH                    18,633
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       18,633
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       |_|

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0.0%*
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON

       PN
--------------------------------------------------------------------------------

-------------------                                          ------------------
CUSIP NO. 880349105                  13G                     Page 6 of 21 Pages
-------------------                                          ------------------

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       Arience Capital Partners III, L.P. ("ACPIII")
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) |X|

                                                                         (b) |_|
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware
--------------------------------------------------------------------------------
       NUMBER OF       5       SOLE VOTING POWER
       SHARES
                               0
                       ---------------------------------------------------------
       BENEFICIALLY    6       SHARED VOTING POWER

                               39,742
                       ---------------------------------------------------------
       OWNED BY        7       SOLE DISPOSITIVE POWER

       EACH
                               0
       REPORTING
                       ---------------------------------------------------------
       PERSON          8       SHARED DISPOSITIVE POWER

       WITH                    39,742
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       39,742
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       |_|

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0.1%*
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON

       PN
--------------------------------------------------------------------------------

-------------------                                          ------------------
CUSIP NO. 880349105                   13G                    Page 7 of 21 Pages
-------------------                                          ------------------

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       Arience Associates, L.L.C. ("Arience Associates")
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) |X|

                                                                         (b) |_|
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
       NUMBER OF       5       SOLE VOTING POWER
       SHARES
                               0
                       ---------------------------------------------------------
       BENEFICIALLY    6       SHARED VOTING POWER

                               70,723
                       ---------------------------------------------------------
       OWNED BY        7       SOLE DISPOSITIVE POWER

       EACH
                               0
       REPORTING
                       ---------------------------------------------------------
       PERSON          8       SHARED DISPOSITIVE POWER

       WITH                    70,723
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       70,723
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       |_|

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0.2%*
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON

       IA
--------------------------------------------------------------------------------

-------------------                                          ------------------
CUSIP NO. 880349105                   13G                    Page 8 of 21 Pages
-------------------                                          ------------------

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       Arience Capital Management, L.P. ("Arience Capital")
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) |X|

                                                                         (b) |_|
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
       NUMBER OF       5       SOLE VOTING POWER
       SHARES
                               0
                       ---------------------------------------------------------
       BENEFICIALLY    6       SHARED VOTING POWER

                               2,336,137
                       ---------------------------------------------------------
       OWNED BY        7       SOLE DISPOSITIVE POWER

       EACH
                               0
       REPORTING
                       ---------------------------------------------------------
       PERSON          8       SHARED DISPOSITIVE POWER

       WITH                    2,336,137
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,336,137
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       |_|

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       5.0%*
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON

       IA
--------------------------------------------------------------------------------

-------------------                                          ------------------
CUSIP NO. 880349105                   13G                    Page 9 of 21 Pages
-------------------                                          ------------------

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       Arience GP, L.L.C. ("Arience GP")
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) |X|

                                                                         (b) |_|
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       USA
--------------------------------------------------------------------------------
       NUMBER OF       5       SOLE VOTING POWER
       SHARES
                               0
                       ---------------------------------------------------------
       BENEFICIALLY    6       SHARED VOTING POWER

                               2,336,137
                       ---------------------------------------------------------
       OWNED BY        7       SOLE DISPOSITIVE POWER

       EACH
                               0
       REPORTING
                       ---------------------------------------------------------
       PERSON          8       SHARED DISPOSITIVE POWER

       WITH                    2,336,137
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,336,137
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       |_|

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       5.0%*
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON

       IA
--------------------------------------------------------------------------------

-------------------                                          -------------------
CUSIP NO. 880349105                   13G                    Page 10 of 21 Pages
-------------------                                          -------------------

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       Ms. Caryn Seidman-Becker ("Ms. Seidman Becker")
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) |X|

                                                                         (b) |_|
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       USA
--------------------------------------------------------------------------------
       NUMBER OF       5       SOLE VOTING POWER
       SHARES
                               0
                       ---------------------------------------------------------
       BENEFICIALLY    6       SHARED VOTING POWER

                               2,336,137
                       ---------------------------------------------------------
       OWNED BY        7       SOLE DISPOSITIVE POWER

       EACH
                               0
       REPORTING
                       ---------------------------------------------------------
       PERSON          8       SHARED DISPOSITIVE POWER

       WITH                    2,336,137
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,336,137
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       |_|

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       5.0%*
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON

       IN
--------------------------------------------------------------------------------

-------------------                                          -------------------
CUSIP NO. 880349105                   13G                    Page 11 of 21 Pages
-------------------                                          -------------------

ITEM 1.

         (a)    NAME OF ISSUER: Tenneco Inc.

         (b)    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                500 North Field Drive, Lake Forest, IL

ITEM 2.

         2(a).  NAME OF PERSON FILING:

         This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons":

         (i) Arience Capital Master Fund, Ltd. (the "Master Fund"), a Cayman Islands exempted company, with respect to the Shares reported in this Schedule 13G directly held by it.

         (ii) Arience Capital Concentrated Master Fund, Ltd. (the "Concentrated Fund"), a Cayman Islands exempted company, with respect to the Shares reported in this Schedule 13G directly held by it.

         (iii) Arience Capital Long Fund, L.P. (the "Long Fund"), a Delaware limited partnership, with respect to the Shares reported in this
                Schedule 13G directly held by it.

         (iv) Arience Capital Partners II, L.P. ("ACPII"), a Delaware limited partnership, with respect to the Shares reported in this
                Schedule 13G directly held by it.

         (v) Arience Capital Partners III, L.P. ("ACPIII"), a Delaware limited partnership, with respect to the Shares reported in this
                Schedule 13G directly held by it.

         (vi) Arience Capital Management, L.P. ("Arience Capital"), a Delaware limited partnership which serves as investment advisor to the Master Fund, the Concentrated Fund, the Long Fund, ACPII, ACPIII and certain other managed accounts, with respect to the Shares reported in this Schedule 13G held by the Master Fund, the Concentrated Fund, the Long Fund, ACPII, ACPIII and such other managed accounts managed by Arience Capital.

         (vii) Arience Associates, L.L.C. ("Arience Associates"), a Delaware limited liability company which serves as general partner to the Long Fund, ACPII and ACPIII, with respect to the Shares reported in this Schedule 13G held by the Long Fund, ACPII and ACPIII.

-------------------                                          -------------------
CUSIP NO. 880349105                   13G                    Page 12 of 21 Pages
-------------------                                          -------------------

         (viii) Arience GP, L.L.C. ("Arience GP"), a Delaware limited liability company which serves as general partner to Arience Capital, with respect to the Shares reported in this Schedule 13G held by the Master Fund, the Concentrated Fund, the Long Fund, ACPII, ACPIII and certain managed accounts managed by Arience Capital.

         (ix) Ms. Caryn Seidman-Becker ("Ms. Seidman Becker"), an individual who serves as the managing member of Arience Associates and Arience GP, with respect to the Shares reported in this Schedule 13G managed by Arience Capital and Arience Associates and held by the Master Fund, the Concentrated Fund, the Long Fund, ACPII, ACPIII and certain managed accounts managed by Arience Capital.

         (b)    ADDRESS OF PRINCIPAL OFFICE:

                The Master Fund:

                Goldman Sachs (Cayman) Trust Limited
                P.O. Box 896 GT
                Harbour Centre, Second Floor
                North Church Street
                George Town, Grand Cayman, KY1-1103
                Cayman Islands

                The Concentrated Fund:

                BISYS Hedge Fund Services (Cayman) Limited
                P.O. Box 1748
                Cayman Corporate Center, 27 Hospital Road
                George Town, Grand Cayman, KY-1109
                Cayman Islands

                The Long Fund, ACPII, ACPIII, Arience Capital, Arience Associates, Arience GP and Ms. Caryn Seidman-Becker:

                745 Fifth Avenue
                7th Floor
                New York, New York 10151
                United States of America

         (c)    Citizenship:

                Delaware: The Long Fund, ACPII, ACPIII, Arience Capital, Arience Associates and Arience GP.

                Cayman Islands: The Master Fund and the Concentrated Fund.

                Ms. Caryn Seidman-Becker is a United States citizen.

         (d)    Title of Class of Securities: Common Stock ($.01 PAR VALUE)

         (e)    CUSIP Number: 880349105

-------------------                                          -------------------
CUSIP NO. 880349105                   13G                    Page 13 of 21 Pages
-------------------                                          -------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

      (a) |_| Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

      (b) |_| Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

      (c) |_| Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

      (d) |_| Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

      (e) |_| An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E).

      (f) |_| An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F).

      (g) |_| A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G).

      (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

      (i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

      (j) |_| Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

      IF THIS STATEMENT IS FILED PURSUANT TO Rule 13d-1(c), CHECK THIS BOX   [X]

-------------------                                          -------------------
CUSIP NO. 880349105                   13G                    Page 14 of 21 Pages
-------------------                                          -------------------

ITEM 4.  OWNERSHIP

     Arience Capital, as investment advisor to the Master Fund, the Concentrated Fund, the Long Fund, ACPII, ACPIII and certain managed accounts, has the power to direct the disposition and voting of the Shares held by the Master Fund, the Concentrated Fund, the Long Fund, ACPII, ACPIII and certain managed accounts. Arience GP is the general partner of Arience Capital. Arience Associates is the general partner of the Long Fund, ACPII and ACPIII. Ms. Caryn Seidman-Becker is the managing member of Arience Associates and Arience GP, and in such capacity may be deemed to control Arience Associates and Arience Capital, and therefore may be deemed the beneficial owner of the securities held by the Master Fund, the Concentrated Fund, the Long Fund, ACPII, ACPIII and certain managed accounts managed by Arience Capital.

     Each of the Master Fund, the Concentrated Fund, the Long Fund, ACPII, ACPIII, Arience Associates, Arience Capital and Arience GP, disclaims beneficial ownership of all of the Shares of Common Stock reported in this 13G.

     A.     Master Fund
            (a)   Amount beneficially owned: 1,957,459
            (b)   Percent of class: 4.2%*
                  (*All percentages of beneficial ownership reported in this
                  Schedule 13G are based on 46,290,142 shares of Common Stock issued and outstanding as of April 30, 2007, as reported by the Issuer in its Form 10-Q filed with the Securities and Exchange Commission for the period ending March 31, 2007.)
            (c)   Number of shares as to which the person has:
                  (i)   Sole power to vote or to direct the vote:
                        0
                  (ii)  Shared power to vote or to direct the vote:
                        1,957,459
                  (iii) Sole power to dispose or to direct the disposition of:
                        0
                  (iv)  Shared power to dispose or to direct the disposition of:
                        1,957,459

     B.     Concentrated Fund
            (a)   Amount beneficially owned: 297,581
            (b)   Percent of class: 0.6%*
            (c)   Number of shares as to which the person has:
                  (i)   Sole power to vote or to direct the vote:
                        0
                  (ii)  Shared power to vote or to direct the vote:
                        297,581
                  (iii) Sole power to dispose or to direct the disposition of:
                        0
                  (iv)  Shared power to dispose or to direct the disposition of:
                        297,581

-------------------                                          -------------------
CUSIP NO. 880349105                   13G                    Page 15 of 21 Pages
-------------------                                          -------------------

     C.     Long Fund
            (a)   Amount beneficially owned: 12,348
            (b)   Percent of class: 0.0%*
            (c)   Number of shares as to which the person has:
                  (i)   Sole power to vote or to direct the vote:
                        0
                  (ii)  Shared power to vote or to direct the vote:
                        12,348
                  (iii) Sole power to dispose or to direct the disposition of:
                        0
                  (iv)  Shared power to dispose or to direct the disposition of:
                        12,348

     D.     ACPII
            (a)   Amount beneficially owned: 18,633
            (b)   Percent of class: 0.0%*
            (c)   Number of shares as to which the person has:
                  (i)   Sole power to vote or to direct the vote:
                        0
                  (ii)  Shared power to vote or to direct the vote:
                        18,633
                  (iii) Sole power to dispose or to direct the disposition of:
                        0
                  (iv)  Shared power to dispose or to direct the disposition of:
                        18,633

     E.     ACPIII
            (a)   Amount beneficially owned: 39,742
            (b)   Percent of class: 0.1%*
            (c)   Number of shares as to which the person has:
                  (i)   Sole power to vote or to direct the vote:
                        0
                  (ii)  Shared power to vote or to direct the vote:
                        39,742
                  (iii) Sole power to dispose or to direct the disposition of:
                        0
                  (iv)  Shared power to dispose or to direct the disposition of:
                        39,742

     F.     Arience Associates
            (a)   Amount beneficially owned: 70,723
            (b)   Percent of class: 0.2%*
            (c)   Number of shares as to which the person has:
                  (i)   Sole power to vote or to direct the vote:
                        0
                  (ii)  Shared power to vote or to direct the vote:
                        70,723
                  (iii) Sole power to dispose or to direct the disposition of:
                        0
                  (iv)  Shared power to dispose or to direct the disposition of:
                        70,723

-------------------                                          -------------------
CUSIP NO. 880349105                   13G                    Page 16 of 21 Pages
-------------------                                          -------------------

     G.     Arience Capital
            (a)   Amount beneficially owned: 2,336,137
            (b)   Percent of class: 5.0%*
            (c)   Number of shares as to which the person has:
                  (i)   Sole power to vote or to direct the vote:
                        0
                  (ii)  Shared power to vote or to direct the vote:
                        2,336,137
                  (iii) Sole power to dispose or to direct the disposition of:
                        0
                  (iv)  Shared power to dispose or to direct the disposition of:
                        2,336,137

     H.     Arience GP
            (a)   Amount beneficially owned: 2,336,137
            (b)   Percent of class: 5.0%*
            (c)   Number of shares as to which the person has:
                  (i)   Sole power to vote or to direct the vote:
                        0
                  (ii)  Shared power to vote or to direct the vote:
                        2,336,137
                  (iii) Sole power to dispose or to direct the disposition of:
                        0
                  (iv)  Shared power to dispose or to direct the disposition of:
                        2,336,137

     I.     Ms. Seidman Becker
            (a)   Amount beneficially owned: 2,336,137
            (b)   Percent of class: 5.0%*
            (c)   Number of shares as to which the person has:
                  (i)   Sole power to vote or to direct the vote:
                        0
                  (ii)  Shared power to vote or to direct the vote:
                        2,336,137
                  (iii) Sole power to dispose or to direct the disposition of:
                        0
                  (iv)  Shared power to dispose or to direct the disposition of:
                        2,336,137

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

      Not applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

      See Item 4.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
        THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

      Not applicable.

-------------------                                          -------------------
CUSIP NO. 880349105                   13G                    Page 17 of 21 Pages
-------------------                                          -------------------

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

      Not applicable

ITEM 9. NOTICE OF DISSOLUTION OF THE GROUP

      Not applicable

ITEM 10. CERTIFICATION

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  August 17, 2007


                               Arience Capital Master Fund, Ltd.
                               By:  Ms. Caryn Seidman-Becker as Director

                               By:  /s/  Ms. Caryn Seidman-Becker
                                    ------------------------------
                                    Ms. Caryn Seidman-Becker
                                    Director


                               Arience Capital Concentrated Master Fund, Ltd.
                               By:  Ms. Caryn Seidman-Becker as Director

                               By:  /s/  Ms. Caryn Seidman-Becker
                                    ------------------------------
                                    Ms. Caryn Seidman-Becker
                                    Director


                               Arience Capital Long Fund, L.P.
                               By:  Arience Associates, L.L.C., general partner

                               By:  /s/  Ms. Caryn Seidman-Becker
                                    ------------------------------
                                    Ms. Caryn Seidman-Becker
                                    Managing Member

-------------------                                          -------------------
CUSIP NO. 880349105                   13G                    Page 18 of 21 Pages
-------------------                                          -------------------


                               Arience Capital Partners II, L.P.
                               By:  Arience Associates, L.L.C., general partner

                               By:  /s/  Ms. Caryn Seidman-Becker
                                    ------------------------------
                                    Ms. Caryn Seidman-Becker
                                    Managing Member


                               Arience Capital Partners III, L.P.
                               By:  Arience Associates, L.L.C., general partner

                               By:  /s/ Ms. Caryn Seidman-Becker
                                    ------------------------------
                                    Ms. Caryn Seidman-Becker
                                    Managing Member


                               Arience Capital Management, L.P.
                               By:  Arience GP, L.L.C., general partner

                               By:  /s/  Ms. Caryn Seidman-Becker
                                    ------------------------------
                                    Ms. Caryn Seidman-Becker
                                    Managing Member


                               Arience Associates, L.L.C.

                               By:  /s/  Ms. Caryn Seidman-Becker
                                    ------------------------------
                                    Ms. Caryn Seidman-Becker
                                    Managing Member


                               Arience GP, L.L.C.

                               By:  /s/  Ms. Caryn Seidman-Becker
                                    ------------------------------
                                    Ms. Caryn Seidman-Becker
                                    Managing Member

-------------------                                          -------------------
CUSIP NO. 880349105                   13G                    Page 19 of 21 Pages
-------------------                                          -------------------



                                LIST OF EXHIBITS
                                 TO SCHEDULE 13G

                                                                            Page
                                                                            ----

1. Agreement to Make Joint Filing .........................................  20

-------------------                                          -------------------
CUSIP NO. 880349105                   13G                    Page 20 of 21 Pages
-------------------                                          -------------------


                                    EXHIBIT 1

                         AGREEMENT TO MAKE JOINT FILING



         Each of the undersigned acknowledges and agrees that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements.


Dated:  August 17, 2007



                               Arience Capital Master Fund, Ltd.
                               By:  Ms. Caryn Seidman-Becker as Director

                               By:  /s/  Ms. Caryn Seidman-Becker
                                    ------------------------------
                                    Ms. Caryn Seidman-Becker
                                    Director


                               Arience Capital Concentrated Master Fund, Ltd.
                               By:  Ms. Caryn Seidman-Becker as Director

                               By:  /s/  Ms. Caryn Seidman-Becker
                                    ------------------------------
                                    Ms. Caryn Seidman-Becker
                                    Director


                               Arience Capital Long Fund, L.P.
                               By:  Arience Associates, L.L.C., general partner

                               By:  /s/  Ms. Caryn Seidman-Becker
                                    ------------------------------
                                    Ms. Caryn Seidman-Becker
                                    Managing Member


                               Arience Capital Partners II, L.P.
                               By:  Arience Associates, L.L.C., general partner

                               By:  /s/  Ms. Caryn Seidman-Becker
                                    ------------------------------
                                    Ms. Caryn Seidman-Becker
                                    Managing Member

-------------------                                          -------------------
CUSIP NO. 880349105                   13G                    Page 21 of 21 Pages
-------------------                                          -------------------


                               Arience Capital Partners III, L.P.
                               By:  Arience Associates, L.L.C., general partner

                               By:  /s/ Ms. Caryn Seidman-Becker
                                    ------------------------------
                                    Ms. Caryn Seidman-Becker
                                    Managing Member


                               Arience Capital Management, L.P.
                               By:  Arience GP, L.L.C., general partner

                               By:  /s/  Ms. Caryn Seidman-Becker
                                    ------------------------------
                                    Ms. Caryn Seidman-Becker
                                    Managing Member


                               Arience Associates, L.L.C.

                               By:  /s/  Ms. Caryn Seidman-Becker
                                    ------------------------------
                                    Ms. Caryn Seidman-Becker
                                    Managing Member


                               Arience GP, L.L.C.

                               By:  /s/  Ms. Caryn Seidman-Becker
                                    ------------------------------
                                    Ms. Caryn Seidman-Becker
                                    Managing Member